Exhibit 10.14

Execution Version

ASSET PURCHASE AGREEMENT

May 20, 2015

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made by and between Jazz Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Rosewind Corporation, Inc., a Colorado corporation (“Purchaser”), as of the date first written above (the “Execution Date”). Purchaser and Seller also may be referred to herein each as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement are defined in Section 1.1 below.

RECITALS

WHEREAS, Seller (i) markets, promotes and sells the Product in the United States; (ii) has regulatory approval from the FDA and Health Canada for the Product, and (iii) is willing to transfer to Purchaser all of its rights in, and certain assets and liabilities relating to, the Product in the Territory on the terms and conditions set forth herein; and

WHEREAS, the Parties desire that Seller sell, transfer and assign (or cause the sale, transfer and assignment) to Purchaser, and that Purchaser acquire and assume, all of the Purchased Assets and Assumed Liabilities, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Affiliate,” as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agreement” has the meaning set forth in the Preamble.

“Assigned Agreements” has the meaning set forth in Section 2.1(c).

“Assigned Intellectual Property” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit A hereto.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banks are authorized to close in New York, NY.

“cGMP” means the regulatory requirements and quality standards for the current good manufacturing practices (i) in the case of Product intended for sale in the United States and its territories, protectorates, and possessions, including but not limited to the Commonwealth of Puerto Rico, which are defined in the United States Code of Federal Regulations 21 CFR Part 210 & Part 211, and all applicable rules, regulations, promulgations, policies and guidelines in effect at any given time during the applicable term, and (ii) in the case of Product intended for sale in Canada, any laws and guidelines with similar effect promulgated by any Governmental Authority in Canada, in effect at any given time during the applicable term.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Product” means any prostate cancer diagnostic product or tool.

“Competing Transaction” means any actual or proposed sale, license or other disposition of any of the Purchased Assets, however structured, including via license, stock or asset sale or merger, consolidation, restructuring, recapitalization or other business combination involving the Purchased Assets.

“Confidential Information” has the meaning set forth in Section 9.1(a) and (b).

“Contract” means any contract, agreement, lease, license, commitment, indenture, mortgage, note, bond loan or other legally-binding arrangement, understanding, undertaking, commitment or obligation, whether written or oral and any written purchase orders.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) for purposes of the definition of “Affiliate,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract.

“Copyrights” has the meaning set forth in the definition of the term “Intellectual Property.”

“Disclosing Party” has the meaning set forth in Section 9.1(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Execution Date” has the meaning set forth in the Preamble.

“Existing CDA” has the meaning set forth in Section 9.4.

“FDA” means the United States Food and Drug Administration and any Governmental Authority successor thereto.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act and implementing regulations, as each has been or may be amended.

“Fiscal Year” means each twelve (12)-month period commencing on January 1 and ending on December 31.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and from time to time thereafter, applied on a consistent basis.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any department, commission, bureau, agency, board, instrumentality or authority thereof, or any court or arbitrator (public or private) and including specifically those of each country in the Territory.

“Indebtedness” means all indebtedness of Seller or its Affiliates secured by Lien upon or with respect to any of the Purchased Assets.

“Indemnification Claim” has the meaning set forth in Section 7.4(b).

“Indemnifying Party” has the meaning set forth in Section 7.4(b).

“Indemnified Persons” shall mean the Purchaser’s Indemnified Persons or the Seller’s Indemnified Persons, as the case may be.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, patents of additions and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof, including all supplemental protection certificates (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); and (v) all trade secrets, know how, information and data.

“Inventory” has the meaning set forth in Section 2.1(e).

“Inventory Payment” has the meaning set forth in Section 3.1(b).

“Inventory Transfer” has the meaning set forth in Section 6.5(b).

“Law” means any law, statute, regulation, ordinance or rule of any Governmental Authority (including, for the sake of clarity, common law), in each case, as has been or may be amended.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, charge, suit, proceeding, litigation, hearing, investigation, labor dispute, arbitral action, mediation, governmental audit, inquiry, criminal prosecution, examination, investigation or unfair labor practice charge or complaint (in each case, whether public or private, at law or in equity, civil, criminal or administrative) by or before a Governmental Authority or any arbitrator or arbitral panel.

“Liability” means, collectively, any indebtedness, guaranties, endorsements, claims, losses, damages, deficiencies, costs, expenses, fines, penalties, liabilities, obligations or responsibilities, whether fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, determinable or indeterminable, absolute, contingent or otherwise, or in contract, tort, strict liability or otherwise, including any product liability and any related costs and expenses of any defense.

“Lien” or “Liens” means any lien, pledge, claim, charge, mortgage, encumbrance, or other security interest of any kind, whether arising by contract or by operation of Law.

“Loss” and “Losses” have the meanings set forth in Section 7.1.

“Marks” has the meaning set forth in the definition of the term “Intellectual Property.”

“Material Adverse Effect” means a material adverse effect on (a) the marketing, promotion and sale of the Product in the United States or (b) the ability of Seller to consummate the Transactions.

“Net Sales” means gross amounts invoiced by Purchaser or its Affiliates to any unaffiliated third party for the sale, after October 31, 2017, of Products manufactured by any third party other than Patheon, Inc. or its Affiliates or DPx Holdings B.V or its Affiliates, less the sum of the following, solely to the extent actually paid or incurred, documented and attributable only to such Products: (1) discounts to customers in amounts customary in the trade; (2) rebates, credits, and chargeback payments to local and other governments or managed health care organizations; (3) sales, value added (except to the extent that the net VAT amounts collected by Purchaser or its Affiliates exceed the net VAT paid to a taxing authority), and/or use taxes directly imposed and with reference to particular sales, but not including any income tax or franchise tax of any kind; (4) amounts actually allowed or credited on returns or withdrawals and recalls of Product; and (5) shipping and insurance charges if separately charged with respect to Products that are itemized on the relevant invoice and paid by the customer. Such amounts shall be determined from the books and records of Purchaser or its Affiliates related to Products maintained in accordance with GAAP, consistently applied.

Products are considered “sold” when delivered or invoiced or, in the event such Products are not billed out or invoiced, when the consideration for sale or provision of the Products is received. For transfer or sale of Products in other than arm’s-length transaction, the value of the Net Sales attributed to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the no-charge distribution of reasonable quantities of promotional samples of Products, (ii) Products provided for clinical trials or research purposes at a price equal to or less than the cost to manufacture or procure such Products, or (iii) Products provided by Purchaser or its Affiliates to Purchaser or its Affiliates for purposes of resale thereby, provided that such Products’ resale shall be subject to Revenue Share due to Seller under Section 3.1(c) of this Agreement.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a Governmental Authority.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Patents” has the meaning set forth in the definition of the term Intellectual Property.

“Permitted Encumbrances” has the meaning set forth in Section 4.7.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Product” means Seller’s proprietary product known as ProstaScint® Kit (capromab pendetide).

“Product BLA” means the biologics license application, BLA-103,608, including, amendments, supplements, records, data, reports, correspondence, and documentation of related communications with the FDA, and any other submissions or filings to or with the FDA regarding the foregoing.

“Product CPP” means a certificate of pharmaceutical product, issued by the relevant Canadian Governmental Authority in a format recommended by the World Health Organization for the Product manufactured in Canada, which establishes the status of the Product in Canada, indicates the manufacturer of the Product complies with cGMP, and is inspected regularly by the Canadian national health authorities.

“Product NDS” means, with respect to Canada, New Drug Submission and any and all updates, that, according to Health Canada, contains information on the quality, safety, and effectiveness of the Product and is identified by control # 147679 and the control numbers related to any further updates, together with any other approval documentation in Canada.

“Product Approvals” means Product BLA, Product CPP, and Product NDS.

“Product Records” means all files, reports, books, records, documents and similar materials owned by Seller or its Affiliates relating solely to (a) the Purchased Assets and (b) the Product in the Territory, including its marketing, promotion, sale, regulatory approval, packaging, labeling, import or export, including any customer and supplier lists, marketing studies, consultant reports, regulatory correspondence and other materials, medical information training materials and information, and all pharmacovigilance materials, in each case that relate solely to the Product.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser FDA Letter” means the letter from Purchaser to the FDA, duly executed by Purchaser, to be delivered to Seller at the Closing, with regard to the Product Approvals in the U.S., the form of which is attached hereto as Exhibit B.

“Purchaser’s Indemnified Persons” has the meaning set forth in Section 7.1.

“Receiving Party” has the meaning set forth in Section 9.1(a).

“Representatives” means, with respect to any Person, the directors, officers, employees, agents or advisors (including attorneys, accountants, financial advisors and consultants) of such Person and its Affiliates, and representatives of any of the foregoing.

“Revenue Share” has the meaning set forth in Section 3.1(c).

“Seller” has the meaning set forth in the Preamble.

“Seller FDA Letter” means the letter from Seller to the FDA, duly executed by Seller, to be delivered to Purchaser at the Closing, with regard to the Product Approvals in the U.S., the form of which is attached hereto as Exhibit C.

“Seller’s Indemnified Persons” has the meaning set forth in Section 7.2.

“Seller’s Knowledge” means the actual knowledge of those individuals set forth on Schedule 1.1, without further inquiry.

“Specifications” has the meaning set forth in Section 4.7.

“Tax” or “Taxes” any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise, including any interest or penalty thereon or addition thereto and any interest in respect of such additions or penalties.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes.

“Territory” means worldwide.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 8.2.

“Treasury Regulations” means the final and temporary regulations promulgated by the United States Department of Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Upfront Payment” has the meaning set forth in Section 3.1(a)(i).

1.2 Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE II

PURCHASE AND SALE

OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, for the Purchase Price, Seller does hereby (and shall hereby cause its Affiliates to) sell, transfer, assign, convey and deliver to Purchaser (or any of its designated Affiliates), and Purchaser (or its designated Affiliates) shall purchase, acquire and accept from Seller and its Affiliates, all right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, except for Permitted Encumbrances. Subject to Section 2.2, the “Purchased Assets” shall mean all right, title and interest in and to the Product and the following assets and rights owned or held by Seller or its Affiliates as of the date of this Agreement:

(a) (i) the Marks pertaining solely to the Product, all of which are set forth on Schedule 2.1(a)(i), and all goodwill associated with the foregoing; and (ii) all trade secrets, data, information, know-how and Copyrights owned by Seller or its Affiliates and relating solely to the Product in the Territory (the Intellectual Property described in clauses (i) and (ii) is referred to herein collectively as the “Assigned Intellectual Property”);

(b) the Product Approvals;

(c) the Contracts set forth on Schedule 2.1(c) (the “Assigned Agreements”);

(d) the Product Records owned by Seller or its Affiliates other than marketing materials and sales training materials;

(e) all inventory of the Product, including Product in Seller’s possession and consigned or unpurchased Product held by distributors on the Execution Date (the “Inventory”); and

(f) all containers, work in process, active pharmaceutical ingredients and other raw materials, labels, supplies, tools and equipment owned by Seller or by its Affiliates necessary or useful in the manufacture, distribution, marketing and sale of the Product and the Inventory.

2.2 Excluded Assets. The Parties acknowledge and agree that Seller shall not convey, transfer, deliver or assign to Purchaser, and Purchaser shall not purchase, take delivery of, or acquire, any rights to any assets, properties, interests or rights of Seller or any of its Affiliates other than the Purchased Assets specifically enumerated in Section 2.1 (collectively the “Excluded Assets”), which Excluded Assets include all of the rights, title and interests of Seller or any of its Affiliates:

(a) pertaining to assets, products and services of Seller and its Affiliates other than the Purchased Assets;

(b) relating to all Seller’s employees;

(c) under this Agreement or any of the Transaction Documents; and

(d) marketing materials and sales training materials for the Product.

2.3 Assumption of Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliates to) assume, effective as of the Closing, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i) subject to Section 2.3(b)(ii), all Liabilities of Seller under the Product Approvals arising out of, relating to, or otherwise in respect of, the Product in the Territory, but only to the extent relating to the period from and after the Closing; and

(ii) subject to Section 2.3(b)(iv), all Liabilities arising out of, relating to, or otherwise in respect of, the Purchased Assets or the sale and marketing of the Product to the extent relating to the period from and after the Closing, but excluding, in the case of the Assigned Agreements, Liabilities to the extent arising from breach of the Assigned Agreements prior to the Closing.

(b) Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall retain, be responsible for, perform, satisfy and discharge all Excluded Liabilities in all respects. “Excluded Liabilities” shall mean all Liabilities of Seller or of any of its Affiliates other than the Assumed Liabilities, including all of the following Liabilities:

(i) all Liabilities to the extent arising out of, relating to, or otherwise in respect of, (A) the Purchased Assets or the Product in respect of the period before the Closing, including Liabilities arising out of Seller’s breach of the Assigned Agreements prior to the Closing, (B) Seller’s business, assets and operations prior to the Closing, (C) any Product sold prior to the Closing or (D) the Product prior to the Closing;

(ii) all Liabilities under the Product Approvals during the period before the Closing or any other Liabilities relating to the period prior to Closing;

(iii) all Liabilities incurred as a result of any Legal Proceedings or violation of Law (regardless of when asserted or initiated) to the extent arising out of, relating to, or otherwise in respect of (A) any action, omission, occurrence, event, circumstance or condition relating to the Product, the marketing or sale of the Product or the ownership or operation of the Purchased Assets that occurred or existed at or before the Closing (whether asserted before, at or after the Closing) or (B) Seller’s business, assets and operations, the Product or the Purchased Assets to the extent the basis for such Legal Proceedings or violations arose out of, or related to, or is otherwise in respect of, any actions or omissions that occurred prior to the Closing (other than the Assumed Liabilities);

(iv) all Liabilities incurred as a result of any actual or alleged infringement before the Closing (and not after the Closing) of any Patent, Copyright, Trademark or other Intellectual Property right of any third party by reason of the marketing or sale of the Product (regardless of when asserted or initiated) to the extent arising out of, relating to, or otherwise in respect of, any action, omission, occurrence, event, circumstance or condition relating to the marketing or sale of the Product or the ownership or operation of the Purchased Assets that occurred or existed at or before the Closing (whether asserted before, at or after the Closing);

(v) all Liabilities arising out of, relating to, or otherwise in respect of, the Excluded Assets; and

(vi) any other Liabilities not expressly assumed by Purchaser pursuant to Section 2.3(a).

2.4 Retention of Copy. Notwithstanding the foregoing, Seller shall be permitted to retain archival copies of any documents relating to the Purchased Assets, which may be used for the purposes of complying or demonstrating compliance with Applicable Law or with the Company’s obligations under this Agreement or for enforcing the rights of Company under this Agreement.

ARTICLE III

CONSIDERATION; CLOSING

3.1 Purchase Price. The aggregate consideration for the Purchased Assets shall be the sum of (a) the Upfront Payment, (b) the Inventory Payment and (c) the assumption of the Assumed Liabilities with respect to the Product and the Purchased Assets (collectively, the “Purchase Price”).

(a) Upfront Payment. At the Closing, Purchaser shall pay to Seller One Million US Dollars ($1 million) (the “Upfront Payment”), less payment of any Indebtedness of Seller by Purchaser.

(b) Inventory Payment. Within five (5) days of the Inventory Transfer, Purchaser shall pay to Seller Five Hundred Thousand US Dollars ($500,000) (the “Inventory Payment”).

(c) Reimbursement of FDA Fees. On September 30, 2015, Purchaser shall pay to Seller Two Hundred Twenty-Six Thousand Five Hundred Twenty-Three Dollars ($226,523) representing one-third (1/3) of the sum of the FDA Product Fee and the FDA Establishment Fee for the period of October 1, 2014 to September 30, 2015.

(d) Revenue Share. Purchaser shall pay Seller an amount equal to eight percent (8%) of Net Sales (the “Revenue Share”) until the total Revenue Share paid to Seller equals Two Million Five Hundred Dollars ($2,500,000). Purchaser shall pay to Seller the Revenue Share quarterly, payable within forty-five (45) days following the last day of each calendar quarter during which Net Sales occur.

3.2 The Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Seller, located at 3180 Porter Drive, Palo Alto, CA 94304 (or at such other place as the parties may designate in writing) at 12:00 p.m. (Pacific time) on the Execution Date, unless another time, date or place is agreed to in writing by the Parties (the date on which the Closing occurs is referred to herein as the “Closing Date”).

3.3 Closing Deliveries.

(a) Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) a certificate duly executed by Seller’s Chief Executive Officer or Chief Financial Officer, in a form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that (A) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is in good standing in all jurisdictions where qualification is necessary (B) that true, correct and complete copies of the resolutions of the board of directors authorizing this Agreement and the Transaction documents with the transactions contemplated hereby and thereby are attached thereto and (C) as to the incumbency and genuineness of the signatures of each person executing this Agreement and the Transaction Documents;

(ii) a duly executed Assignment and Assumption Agreement;

(iii) a copy of the executed Seller FDA Letter and a copy of the Product Approvals;

(iv) appropriate UCC financing statement amendments (the “Termination Statements”);

(v) an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(vi) any other documents customarily provided by sellers in transactions of the same nature as the Transactions, in the form reasonably satisfactory to both Parties.

(b) Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(i) a certificate duly executed by Purchaser’s Chief Executive Officer or Chief Financial Officer, in a form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that (A) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is in good standing in all jurisdictions where qualification is necessary (B) that true, correct and complete copies of the resolutions of the board of directors authorizing this Agreement and the Transaction documents with the transactions contemplated hereby and thereby are attached thereto and (C) as to the incumbency and genuineness of the signatures of each person executing this Agreement and the Transaction Documents;

(ii) the Upfront Payment, in accordance with Section 3.1(a)(i);

(iii) a duly executed Assignment and Assumption Agreement;

(iv) written notice of the address to which the Inventory shall be delivered in accordance with Section 6.5;

(v) a copy of the executed Purchaser FDA Letter; and

(vi) any other documents customarily provided by purchasers in transactions of the same nature as the Transactions, in the form reasonably satisfactory to both Parties.

3.4 Payment Method. All payments under this Article III must be made by wire transfer of immediately available funds to an account designated by Seller in writing prior to the applicable due date.

3.5 Withholding Tax. The Parties agree that, as of the Closing Date, none of the payments under Section 3.1 are subject to withholding Tax. If Purchaser is required to make a payment under Section 3.1 to Seller that is subject to a deduction or withholding of Tax, then (i) if such withholding or deduction obligation arises as a result of any action by Purchaser, including any transfer, assignment, sublicense, or other action that changes the payor of any amounts payable hereunder or changes the jurisdiction of Purchaser, or any failure on the part of Purchaser to comply with applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (a “Withholding Tax Action”), then the sum payable by Purchaser under Section 3.1 (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Seller receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred, and (ii) otherwise, the sum payable by Purchaser under Section 3.1 (in respect of which such deduction or withholding is required to be made) shall be made to Seller after deduction of the amount required to be so deducted or withheld, in the case of each of clauses (i) and (ii), which deducted or withheld amount shall be remitted to the proper Governmental Authority in accordance with applicable Laws (at which time such amount shall be treated as being paid to Seller for purposes of this Section 3.1). Purchaser shall provide Seller with proof of payment reasonably satisfactory to Seller with respect to any Taxes deducted and withheld from amounts payable hereunder.

3.6 Revenue Share Reports; Audits.

(a) Together with each Revenue Share payment pursuant to Section 3.1(c), Purchaser shall deliver to Seller a statement setting forth the calculation of the Net Sales of Licensed Products during the applicable calendar quarter and the calculation of the Revenue Share due on such sales for such calendar quarter.

(b) Purchaser will maintain complete and accurate records in reasonably sufficient detail to permit Seller to confirm the accuracy of the calculation of the Net Sales and Revenue Share payments. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination, not more often than once each calendar year, by an independent certified public accountant selected by Seller and reasonably acceptable to Purchaser and who has not previously provided services to Seller or Purchaser, for the sole purpose of verifying the accuracy of the financial reports furnished by Purchaser pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with Purchaser and shall not disclose Purchaser’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the Net Sales and Revenue Share reports furnished by Purchaser or the amount of Revenue Share payments due by Purchaser to Seller under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within thirty (30) days from the accountant’s report. Seller shall bear the full cost of such audit unless such audit discloses an underpayment or overcharge by the audited Party of more than seven and one-half percent (7.5%) of the amount due in the audited period, in which case the audited Party shall bear the full cost of such audit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows as of the Execution Date and as of the Closing Date:

4.1 Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite corporate power and authority to carry on its business as it is now being conducted and is qualified and in good standing in all jurisdictions where qualification is required by any Law, except where the failure to be so licensed or qualified would not have, or would not be reasonably expected to have, a Material Adverse Effect.

4.2 Due Authorization. Seller has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by Seller of the Transaction Documents and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceeding is necessary for the execution and delivery of the Transaction Documents by Seller, the performance by Seller of its obligations thereunder and the consummation by Seller of the Transactions. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. When executed and delivered in accordance herewith, the other Transaction Documents will have been duly executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Violation; Consents.

(a) The execution, delivery and performance by Seller of the Transaction Documents do not and will not: (i) violate any Law or order applicable to Seller or any of its properties or assets (including the Purchased Assets); (ii) result in the imposition of any Lien or encumbrance upon any of the Purchased Assets (except for the Permitted Encumbrances); (iii) violate or conflict with any provision of Seller’s certificate of incorporation and by-laws; (iv) conflict with or result in a violation or breach of any material respect of or constitute a default under or accelerate any obligation under any of the Assigned Agreements or Product Approvals in the U.S.

(b) Except as set forth on Schedule 4.3(b), no consents, notices or approvals of, or filings or registrations by Seller with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions.

4.4 Intellectual Property.

(a) Except as set forth on Schedule 4.4(a), Seller or its Affiliate owns, free and clear of all Liens (other than Permitted Encumbrances), all Assigned Intellectual Property.

(b) No Third Party or Affiliate of Seller has any rights, ownership interests or options to, in any Assigned Intellectual Property.

(c) Except as set forth on Schedule 4.4(c) and except for the Assigned Intellectual Property, neither Seller nor its Affiliates own, license or otherwise control (i) any unexpired Patents that contain claims covering the manufacture, use or sale of Product or (ii) Intellectual Property used by or on behalf of Seller or its Affiliates in the manufacture of the Product.

(d) To Seller’s Knowledge, there are no Patents owned by third parties that would be infringed by the manufacture, use, sale, offer for sale, or importation of Product.

(e) There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened or asserted in writing, against Seller alleging that the marketing and sale of the Product in the United States in the approved formulations and indications set forth in the U.S. Product Approvals infringes or misappropriates a Person’s Intellectual Property rights.

(f) To Seller’s Knowledge, no Person is infringing upon or otherwise violating any of the Assigned Intellectual Property. Since June 30, 2012, neither Seller nor any of its Affiliates has brought or asserted any Legal Proceeding against any Person for infringing, misappropriating or otherwise violating any Assigned Intellectual Property.

4.5 Litigation and Claims. Except as set forth on Schedule 4.5, there is no Legal Proceeding pending against Seller or, to Seller’s Knowledge, threatened or asserted in writing, against Seller or any of its Affiliates (i) with respect to the Product or any other Purchased Asset, or (ii) that would (A) prohibit or materially hinder, delay or otherwise impair Seller’s ability to perform its obligations under the Transaction Documents, (B) affect the legality, validity or enforceability of the Transaction Documents, (C) prevent or delay the consummation of any of the Transactions, (D) affect the use of any of the Purchased Assets, or (E) affect the marketing and sale of the Product.

4.6 Title to Assets. Except as set forth on Schedule 4.6, Seller or one of its Affiliates has good and valid title to the Purchased Assets, free and clear of any Liens, except for: (a) Liens referred to in the Assigned Agreements; (b) statutory or common law Liens and encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, in the case of (a)-(d), for amounts not material or overdue and which shall be fully satisfied by Seller at or prior to the Closing (the items referred to in the preceding clauses “(a)” through “(d)” are collectively referred to herein as the “Permitted Encumbrances”).

4.7 Inventory. The Inventory consists of no less than 4,700 units of Product, all of which (a) constitute saleable finished and packaged goods inventory that has a minimum remaining shelf life through September 30, 2017; (b) were manufactured, tested, packaged, labeled, stored, received, handled and processed in conformity with the specifications set forth in the Product BLA (the “Specifications”), cGMP and Laws; (c) meet the Specifications and (d) are not adulterated or misbranded.

4.8 Assigned Agreements.

(a) Seller has made available to Purchaser true, correct and complete copies of each of the Assigned Agreements.

(b) Neither Seller nor any of its Affiliates is in material breach or default (without regard to lapse of time, the giving of notice or discretion of another Party thereto) of any Assigned Agreement and, to the Knowledge of Seller, no other party to any such contract is in material breach of such contract.

(c) There are no material disputes under any Assigned Agreement; and neither Seller nor any of its Affiliates has received any written notice that any party to any of the Assigned Agreements intends to cancel or terminate any Assigned Agreement;

(d) Each of the Assigned Agreements is valid, in full force and effect and enforceable in accordance with its terms against any parties thereto; and

(e) Each Assigned Agreement was entered into in the ordinary course of business and without the payment of any consideration that is or would be a violation of any Law.

4.9 Product Approvals. Seller holds, possesses or has rights to, the Product Approvals. The Product Approvals constitute all registrations, applications, approvals, licenses or permits granted to Seller or its Affiliates by any Governmental Authority for the manufacture, distribution, use or sale of the Product for human therapeutic use.

4.10 Conveyance. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates. Seller acknowledges that it is selling the Purchased Assets to Purchaser in exchange for reasonably “equivalent value,” as such term or similar terms are used in any potentially applicable fraudulent conveyance Laws.

4.11 Entirety of Rights. Except as set forth on Schedule 4.11, the Purchased Assets constitute all of the assets and rights of Seller relating solely to the Product.

4.12 Tax Matters.

(a) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(b) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets. Upon and after the acquisition of the Purchased Assets by Buyer pursuant to this Agreement, Buyer will have no, and will not be subject to any, liability, as a successor or otherwise, for or with respect to any Taxes of or pertaining to (i) Seller or (ii) the Purchased Assets or the Product for any period or transactions arising on or before the Closing.

4.13 Broker’s Fees. Seller has not employed any broker, finder or investment banker, or incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Seller is solely responsible).

4.14 Product Distribution. Each of Seller and its Affiliates have shipped and sold the Products, at all times in quantities and at prices consistent with past Product demand and shipment and sales practices in all material respects (and not in quantities in excess of the historical or market demand for the Products (except in instances of competitive supply shortages)) and, in particular, Seller and its Affiliates have not engaged in (a) stop or slow shipping of the Products; (b) “load” selling of the Products; (c) encouraging or requiring customers to “buy in” the Products, or (d) taking any similar actions inconsistent with past practice that would reasonably be expected to adversely impact sales of the Products following the Closing Date

4.15 Product Liability; Warranty. There are no pending or, to Seller’s Knowledge, threatened product liability, recall, warranty or other similar claims by any Third Party against Seller (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the sale or use of Product.

4.16 Regulatory Matters. Seller has maintained the Product BLA in accordance with Laws and its normal business practices (which shall be commercially reasonable). The Product BLA is in full force and effect. There is no Legal Proceeding pending against Seller or, to Seller’s Knowledge, threatened seeking the revocation, or suspension of the Product BLA. All maintenance and other fees related to any Product BLA occurring prior to the Closing Date have been paid. Except as may be described in the online data room established by Seller for the purposes of the Transaction (the “Data Room”) and on Schedule 4.16, neither Seller nor its Affiliates have received: (i) any FDA Form 483’s concerning the Products; (ii) any notices from FDA alleging any signals of serious risks with respect to any Product; or (iii) any warning letters, untitled letters, or other compliance actions from the FDA concerning the Products in which the FDA asserted that the operations of Seller or its Affiliates (as it relates to the Purchased Assets and the Products) or the Products were not in compliance with applicable Laws in any material respect. Except as set forth on Schedule 4.16, there is no Legal Proceeding by the FDA, or any other Governmental Authority pending against Seller or, to Seller’s Knowledge, threatened against Seller relating to safety or efficacy of the Products or Seller’s production, distribution, or sale of the Products. Seller has completed and filed all annual reports required by the FDA and in order to maintain the Product BLA, except for those reports not yet due.

4.17 Compliance. Except as set forth on Schedule 4.17, Seller is in compliance with all U.S. Laws in all material respects applicable to the Purchased Assets, including the United States Federal Food, Drug and Cosmetic Act, including all regulations promulgated thereunder. Seller has all Authorizations of all U.S. Governmental Authorities necessary for the conduct of its business relating to the Purchased Assets as now being conducted.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR IN THE OTHER TRANSACTION DOCUMENTS, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF SELLER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows as of the Execution Date and as of the Closing Date:

5.1 Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the requisite corporate power and authority to carry on its business as it is now being conducted except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, a material adverse effect on Purchaser’s ability to consummate the Transactions or the marketing and sale of the Product in the United States.

5.2 Due Authorization. Purchaser has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceeding is necessary for the execution and delivery of the Transaction Documents by Purchaser, the performance by Purchaser of its obligations thereunder and the consummation by Purchaser of the Transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity. When executed and delivered in accordance herewith, the other Transaction Documents will have been duly executed and delivered by Purchaser and will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3 No Violation; Consents.

(a) The execution, delivery and performance by Purchaser of the Transaction Documents do not and will not: (i) violate any material Law applicable to Purchaser or any of its properties or assets; (ii) violate or conflict with any provision of the certificate of incorporation and by-laws or comparable organizational documents of Purchaser.

(b) Except for the Purchaser FDA Letter and the corresponding submission in Canada, no consents, notices or approvals of, or filings or registrations by Purchaser with, any Governmental Authority or any other Person not a party to this Agreement, are necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions.

5.4 Litigation. There is no Legal Proceeding pending or, to Purchaser’s knowledge, threatened or asserted in writing, against Purchaser or any of its Affiliates that would prohibit or materially hinder, delay or otherwise impair the Purchaser’s ability to perform its obligations under the Transaction Documents, that would affect the legality, validity or enforceability of the Transaction Documents, or that would prevent or materially delay the consummation of the Transactions.

5.5 Broker’s Fees. Purchaser has not employed any broker, finder or investment banker, or incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Purchaser is solely responsible).

EXCEPT AS EXPRESSLY STATED IN THIS IN THIS AGREEMENT OR IN THE OTHER TRANSACTION DOCUMENTS, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF PURCHASER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 FDA Letter. Purchaser and Seller shall file the Purchaser FDA Letter and the Seller FDA Letter, respectively, with the FDA on the Closing Date via overnight courier. Transfer of title to the Product Approvals to Purchaser shall be effective as of the Closing Date.

6.2 Joint Communication Plan. Promptly following the date hereof, Representatives from each of Seller and Purchaser shall jointly develop a mutually acceptable communication plan for use between the date hereof and the Closing Date and for use to communicate the transaction contemplated hereby to pricing compendia and customers, and the Parties shall (and shall cause their respective Representatives to) operate in accordance with that communication plan.

6.3 Publicity. Except as may be required by Law, neither Party will (and neither Party will permit any of its advisors or representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without the other Party’s prior written consent (which will not be unreasonably withheld).

6.4 Further Assurances.

(a) If, at any time following the Closing, either of the Parties or their respective Affiliates discovers any rights or assets (of whatever nature), including Intellectual Property, that relate solely to the Product that were not, in fact, sold, transferred, assigned, conveyed and delivered to Purchaser at the Closing, then such Party will promptly notify the other Party of such assets and, if Purchaser agrees, then Seller or its Affiliates shall sell, transfer, assign, convey and deliver such assets (at Seller’s cost) to Purchaser or its designated Affiliates for no additional consideration, and such assets shall become Purchased Assets and subject to the terms hereof.

(b) If, at any time following the Closing, Purchaser discovers any rights or assets (of whatever nature), including without limitation documents that were delivered to Purchaser together with the Product Records, that were not, in fact, sold, transferred, and assigned to Purchaser at the Closing, then Purchaser will promptly notify Seller of such assets and if Seller agrees, Purchaser shall promptly deliver such assets (at Purchaser’s cost) to Seller or its designated Affiliates, and such assets shall not be Purchased Assets hereunder.

(c) Each of Purchaser and Seller shall, at the request of the other Party and at such other Party’s expense, promptly execute and deliver to such other Party all such further instruments, assignments (including any Intellectual Property assignments in addition to those specified in Section 3.3(a)(ii)), assurances, filings and other documents and take any actions as such other Party may reasonably request in connection with the carrying out and effectuating the Transaction Documents and the Transactions (including without limitation, filing with the FDA, any other notices, assignments, documents and/or other materials required by the FFDCA and its implementing regulations). Except as provided in connection with the actions described in Section 6.4(a), the Party making any request pursuant to this Section 6.4(c) shall promptly reimburse the other Party for all documented, out-of-pocket expenses reasonably incurred by such other Party in providing further assurances requested by such requesting Party.

6.5 Delivery of Purchased Assets.

(a) Seller shall physically deliver, at its sole expense, in compliance with FDA requirements and in accordance with the Product labeling, Specifications, cGMP and Laws,

each as applicable in the U.S., the tangible embodiments of the Purchased Assets (that are not already in Purchaser’s possession) to Purchaser within ten (10) Business Days after the Closing Date, other than the Inventory.

(b) Within 60 days of Closing, Seller shall deliver to Purchaser, at the address set forth in the notice provided pursuant to Section 3.3(b)(iv), the Inventory (the “Inventory Transfer”). Delivery of Inventory shall be DDP Purchaser’s facility (Incoterms 2010), whereby Seller will deliver to Purchaser’s facility located in Nashville, Tennessee, and Seller shall bear all risk of loss or damage, and costs of insurance and transportation associated with the Inventory until such Inventory is tendered to Purchaser at its facility in Nashville, Tennessee. Title to and risk of loss of Inventory shall automatically transfer to Purchaser when Seller tenders the shipment to Purchaser at its facility located in Nashville, Tennessee. Seller will send Purchaser via facsimile the certificates of analysis and certificates of conformance relating to the Inventory on or before the date of delivery.

(c) At Closing, Seller shall file the Termination Statements.

6.6 Non-Solicitation. Prior to the Closing, Seller shall not (and shall cause its Affiliates and its and their respective Representatives not to), directly or indirectly, (a) solicit offers for, accept any unsolicited offer for, or conduct any negotiations with any other Person in respect of, or consummate or enter into any Contract or other arrangement or understanding in respect of any Competing Transaction or (b) disclose any non-public information relating to the Product or Purchased Assets to any Person, afford any such Person access to the books, records, information or assets included in the Purchased Assets or otherwise assist or encourage any such Person, in each case in connection with any proposed Competing Transaction.

6.7 Product Impairment. Seller shall not, and it shall cause its Affiliates and Representatives not to, take any action that is intended to have the effect of devaluing, disparaging or otherwise harming the value or goodwill of Purchaser or the Product in the Territory. Seller shall, and shall cause its Affiliates and Representatives to, refrain from taking or omitting to take any action that would intentionally reflect adversely on the goodwill associated with the Product in the Territory.

6.8 Material Inducement; Blue Pencil; and Equitable Remedies.

(a) Seller acknowledges and agrees that the covenants and agreements contained in Section 6.7, (i) have been negotiated in good faith by the Parties, (ii) are reasonable and not more restrictive or broader than necessary to protect the interests of Purchaser and (iii) would not achieve their intended purposes if such covenants and agreements were on different terms or for periods of time shorter than the periods of time provided herein or were applied in more restrictive geographical areas. Each of the Parties further acknowledges and agrees that Purchaser would not enter into this Agreement but for the covenants and agreements contained in Section 6.7 and that such covenants and agreements are essential to protect the value of Purchaser’s interests.

(b) If any provision (or any part thereof) of Section 6.7 is held to be unenforceable because of the duration or scope of such provision, the type of conduct being restricted herein or the area of such provision’s applicability, the court making such determination shall have the power to modify such duration, scope, type of conduct, area and/or other terms of such provision to the minimum extent necessary in order to make such provision enforceable, and such provision shall then be enforceable in such modified form (provided that such modified provision is not more restrictive to Seller than the original provision set forth in this Agreement).

6.9 Cooperation.

(a) Government Price Reporting and Rebates. After Closing, for a period of six (6) months, each of Seller and Purchaser will reasonably cooperate with one another with respect to government price reporting and rebates, by, as reasonably requested by the other Party, (a) providing paper files, electronic files and records it or any of its Affiliates owns and is in the possession of it, any of its Affiliates or third party service providers relating thereto; and (b) reasonably responding to any reasonable inquiries relating thereto.

(b) Additional Cooperation. After the Closing, and solely for purposes of enabling the Purchaser to comply with applicable Law, Seller agrees to use reasonable efforts to provide (and cause its Affiliates to provide) to the Purchaser those services set forth on Schedule 6.9 for no additional consideration (other than reimbursement for reasonable and documented out-of-pocket costs incurred solely in connection with rendering such services). Purchaser agrees that Seller shall have no liability in connection with such services, except to the extent that such liability arises out of gross negligence or willful misconduct of Seller, its Affiliates or any of their respective employees or independent contractors.

6.10 Noncompete. For a period of twelve (12) months after the Closing Date, Seller shall not directly or indirectly through its actions or omissions or those of its Affiliates, or through its agents, distributors, licensees and customers with respect to, in each case, Products and Competing Products, sell, market, promote, advertise or distribute in the Territory any Products or Competing Products, except in connection with the acquisition of a company or business where no more than fifteen percent (15%) of the acquired company’s or business’s total revenue is generated as a result of its owning Competing Products.

6.11 Technology Transfer. Following the Closing, Seller shall, as reasonably requested by Purchaser promptly provide to Purchaser all information in its possession with respect to the manufacture of the Product. Seller shall not unreasonably delay taking such actions or providing such information.

6.12 Audit. Seller understands that Purchaser will be preparing income statements with respect to the Product for a period not to exceed the three years prior to the Closing and intends that such incomes statement be audited. The scope of such audit shall be subject to Seller’s and Purchaser’s mutual agreement. For a period of sixty (60) days after Closing, at Purchaser’s request, Seller will promptly provide information reasonably requested by Purchaser’s independent certified public accountants as necessary to audit of such incomes statements. Such audit shall be at Purchaser’s sole expense.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Seller. Subject to all of the limitations set forth in this Article VII, Seller agrees to indemnify, defend and hold Purchaser, its Affiliates and each of their respective directors, officers, employees, agents, attorneys, representatives, successors and permitted assigns (Purchaser and such Persons are collectively hereinafter referred to as “Purchaser’s Indemnified Persons”), harmless from and against any and all losses, Liabilities, or damages including interest, penalties, reasonable costs of preparation and investigation, and reasonable attorneys’ fees and disbursements (individually a “Loss,” and collectively, “Losses”), that Purchaser’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to: (a) direct claims or third party claims based on the failure of any representation or warranty of Seller in Article IV to be true and correct as the Closing Date; (b) direct claims or third party claims based on the breach or threatened breach of any covenant, undertaking, agreement or other obligation of Seller under this Agreement; (c) direct claims or third party claims based on any Excluded Asset or Excluded Liability; or (d) any liability related to the Product or the Purchased Assets for any period prior to Closing.

7.2 Indemnification by Purchaser. Subject to all of the limitations set forth in this Article VII, Purchaser agrees to indemnify, defend and hold Seller, its Affiliates and each of their respective directors, officers, employees, agents, attorneys, representatives, successors and permitted assigns (Seller and such Persons are hereinafter collectively referred to as “Seller’s Indemnified Persons”), harmless from and against any and all Losses that Seller’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to: (a) direct claims or third party claims based on the failure of any representation or warranty of Purchaser in Article V to be true and correct as of the Closing Date; (b) direct claims or third party claims based on the breach or threatened breach of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement; (c) direct claims or third party claims based on any Assumed Liability arising after the Closing Date.

7.3 Survival of Representations and Warranties; Limitations.

(a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date for a period of one (1) year.

(b) Notwithstanding anything to the contrary herein, neither Party shall be entitled to any recovery from the other Party with respect to any breach of any representations and warranties unless and until the aggregate amount of all Losses suffered, sustained or incurred by the asserting Party, or to which such Party becomes subject, by reason of any and all breaches hereunder, shall exceed Ten Thousand Dollars ($10,000), calculated on a cumulative basis and not a per item basis, and in such event, the breaching party shall be required to pay the full amount of all Losses.

(c) Seller shall not be required to indemnify any of Purchaser’s Indemnified Persons, and Purchaser shall not be required to indemnify any of Seller’s Indemnified Persons, to the extent of any Losses resulting from the bad faith, gross negligence or willful misconduct of the Party seeking indemnification or any of its Indemnified Persons, or breach of this Agreement by the Party seeking indemnification.

(d) Any liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NEITHER SELLER NOR PURCHASER SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ANY OF THE OTHER PARTY’S INDEMNIFIED PERSONS, ON ACCOUNT OF ANY INDEMNITY OBLIGATION SET FORTH IN SECTION 7.1 OR SECTION 7.2 OR OTHERWISE UNDER THIS AGREEMENT, FOR (I) ANY LOSSES THAT ARE NOT DIRECT, ACTUAL DAMAGES OR (II) ANY SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, IN EACH CASE, UNLESS SUCH LOSSES ARE PAID PURSUANT TO A THIRD PARTY CLAIM OR ARE DAMAGES FOR A BREACH OF SECTION 6.10 OR ARTICLE XI. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER’S TOTAL LIABILITY FOR CLAIMS MADE UNDER SECTION 7.1 OF THIS AGREEMENT SHALL NOT EXCEED ONE (1) TIME THE AGGREGATE PAYMENTS ACTUALLY RECEIVED BY SELLER UNDER SECTION 3.1.

7.4 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice issued in accordance with Section 10.2 to the Party from whom indemnification is sought.

(b) In the event that an Indemnified Person becomes aware of a third party claim in respect of which indemnification may be sought under Sections 7.1 and 7.2 hereof (regardless of the limitations set forth in Section 7.3) (an “Indemnification Claim”), the Indemnified Person shall notify the Party against whom indemnification is sought (the “Indemnifying Party”) of such Indemnification Claim, including a statement of the basis for such claim. The failure of the Indemnified Person to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified against by it hereunder, subject to the remainder of this Section 7.4(b). If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Person of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified against hereunder, the Indemnified Person may defend against, negotiate, settle or otherwise deal with, such Indemnification Claim. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Person may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Person shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or, (ii) in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. The Indemnifying Party shall have the right to settle or otherwise dispose of the Indemnification Claim on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided, however, that notwithstanding anything in this Section 7.4 to the contrary, (i) the Indemnified Person shall not settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment without the written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall not, without the written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment if (A) such settlement or compromise does not include a full release of claims against the other Party, (B) such settlement or compromise includes an admission of guilt or fault of the other Party, or (C) as a result thereof, the Indemnified Person would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the Indemnifying Party.

7.5 Calculation of Losses. The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Each Indemnified Person shall take, and shall cause its Affiliates to take, all commercially reasonable efforts to mitigate and otherwise minimize the Losses upon, and after becoming aware of, any event which would reasonably be expected to give rise to any Losses.

7.6 Exclusive Remedy. From and after the Closing, the sole and exclusive remedies for (a) any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty in this Agreement shall be indemnification in accordance with this Article VII, or (b) any breach, or alleged breach, of any covenant or agreement in this Agreement required to be performed prior to the Closing shall be indemnification in accordance with this Article VII and specific performance, injunction or other equitable relief; provided, however, that no Party shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent that (i) such rights, claims, causes of action or remedies may not be waived under applicable Law or (ii) such Party proves the other Party’s actual fraud, intentional misrepresentation or active concealment.

ARTICLE VIII

TAX MATTERS

8.1 Cooperation on Tax Matters.

(a) Notwithstanding anything to the contrary herein, Seller and Purchaser agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable,

such information (including access to books and records) relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, or the prosecution or defense of any claim relating to any proposed Tax adjustment. Purchaser and Seller shall keep all such information and documents received by them confidential in accordance with Article IX.

(b) Notwithstanding anything to the contrary herein, Purchaser and Seller shall reasonably cooperate with each other in the conduct of any audit or other proceedings relating to the Purchased Assets or the Assumed Liabilities and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

8.2 Transfer Taxes. Seller will bear and pay, and will reimburse Purchaser for, any sales Taxes, use taxes, transfer Taxes, documentary charges, recording fees, filing fees or similar Taxes, charges, fees or expenses imposed by a Governmental Authority that may become payable in connection with the sale of the Purchased Assets to Purchaser, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement.

ARTICLE IX

CONFIDENTIALITY

9.1 Confidential Information.

(a) Each of the receiving Parties (the “Receiving Party”) acknowledges its possession of Confidential Information of the other Party (the “Disclosing Party”). From and after the Closing Date, subject to Sections 6.3 and 9.2 and except as contemplated by the Transaction Documents, the Receiving Party shall not, and shall cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any third Person (other than the Receiving Party’s Representatives who have a need to know and who are under written obligations of confidentiality and non-use at least as stringent as those herein) or use the Confidential Information of the Disclosing Party. The Receiving Party and its Representatives shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Confidential Information as the Receiving Party and such Representatives, respectively, currently uses for its own confidential information of a like nature, but in no event less than a commercially reasonable standard of care. From and after Closing, “Confidential Information” means, (i) with respect to Purchaser, any confidential or proprietary information, data, material or documents (including all Confidential Information as defined in, and disclosed under, the Existing CDA) to the extent it relates to the Product, the Purchased Assets and/or the Assumed Liabilities (and, for the avoidance of doubt, Purchaser shall be deemed to be the Disclosing Party thereof) and, (ii) with respect to Seller, any confidential or proprietary information, data, material or documents to the extent it relates to the Excluded Assets and/or the Excluded Liabilities (and, for the avoidance of doubt, Seller shall be deemed to be the Disclosing Party thereof) or, (iii) with respect to either Party, any confidential or proprietary information, data, material or documents that relates to the Transaction Documents and/or the Transactions and/or otherwise disclosed under the Transaction Documents (and, for the avoidance of doubt, each Party shall be deemed to be a Disclosing Party thereof), in the case of each of clauses (i) through (iii), irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Receiving Party or its Representatives that contain or otherwise reflect such information, data, material or documents.

(b) Notwithstanding the foregoing, “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information, data, material or documents that (i) are or become generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement, (ii) was available to the Receiving Party or its Representatives on a non-confidential basis prior to disclosure by the Disclosing Party or its Representatives, as evidenced by competent written records, (iii) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a Person who, to the Receiving Party’s or such Representative’s knowledge, is not bound by a confidentiality agreement with the Disclosing Party with respect thereto, as evidenced by competent written records, or (iv) was or is independently developed by the Receiving Party or its Representatives without use of or access to the Confidential Information of the Disclosing Party, as evidenced by competent written records. Notwithstanding the foregoing exceptions, no prior access, or actions or omissions, by Seller or any of its Representatives shall cause the Confidential Information described in Section 9.1(a)(i) not to constitute Confidential Information of Purchaser under this Section 9.1(b).

9.2 Disclosure Required by Law. If the Receiving Party or any of its Representatives is required by any Governmental Authority (whether by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or pursuant to applicable Law to disclose or provide any Confidential Information, the Receiving Party and its Representatives shall provide (if not prohibited by such applicable Law or Governmental Authority) the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective Order. The Receiving Party agrees to take, and cause its Representatives to take, at the Disclosing Party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment. Subject to the foregoing, the Receiving Party and its Representatives may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or such Governmental Authority.

9.3 Duration of Confidentiality Obligations. This Article IX shall survive for a period of seven (7) years following the Closing Date.

9.4 Confidential Disclosure Agreement. Effective as of the Closing, that certain Confidential Disclosure Agreement dated as of February 4, 2015 by and between Purchaser and Seller (the “Existing CDA”) shall be of no further force and effect from and after the Closing Date.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as specifically provided herein, Seller and Purchaser shall each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of the Transaction Documents and the Transactions.

10.2 Notices. Any notice, request, demand or other communication given by any Party under this Agreement shall be in writing, may be given by a Party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered (or refused), or (ii) upon delivery (or refused) by an internationally recognized express courier service which provides evidence of delivery (or refused), or (iii) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice, or (iv) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

If to Seller, to:

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Attn: General Counsel

Facsimile: (650) 496-3781

If to Purchaser, to:

Rosewind Corporation, Inc.

373 Inverness Parkway, Ste 200

Denver, CO 80202

Attn: Jarrett Disbrow

Facsimile: (720) 437-6501

provided, however, that if any Party shall have designated a different address by notice to the other Party, then to the last address so designated.

10.3 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other Party; provided, however, that Seller may, before or after the Closing, assign to any Person its right to receive all or any portion of any of the Purchase Price; and provided further, that (without limiting Purchaser’s obligations under or relating to this Agreement) Purchaser may, before the Closing, assign its right to receive all or any of the Purchased Assets to an Affiliate of Purchaser.

10.4 Entire Agreement; Modification. The Transaction Documents supersede all prior agreements and understandings between the Parties (written or oral) relating to the subject matter hereof and thereof, including any term sheets, and the Transaction Documents are the entire and complete statement of the terms of the agreement between the Parties with respect to such subject matter. This Agreement may be amended, modified or supplemented only in a writing signed by Seller and Purchaser.

10.5 Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.6 Governing Law. Any controversy, dispute or claim arising under, or in connection with, or otherwise related to this Agreement (including the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be exclusively interpreted in accordance with, and governed by, the Laws of the State of California, without regard to the conflicts of law rules thereof.

10.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties agree to negotiate in good faith to substitute replace any such provision with a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

10.8 No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the Parties hereto and, solely for purposes of Article VII, the Indemnified Persons, each of whom shall be an express third party beneficiary entitled to enforce the obligations of the Indemnifying Party thereunder as if an original party hereto) any rights or remedies hereunder.

10.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. A facsimile or other electronic transmission of an executed counterpart signature page shall be deemed an original.

10.11 Incorporation of Schedules and Exhibits. The schedules and exhibits hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any such schedule or exhibit, the provisions of this Agreement shall control.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first written above.

SELLER

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Suzanne Hooper
	Name:	Susanne Hooper
	Title:	General Counsel

PURCHASER

ROSEWIND CORPORATION, INC.

By:	/s/ Jarrett Disbrow
	Name:	Jarrett Disbrow
	Title:	Chief Operating Officer